Exhibit 5.1

February 3, 2005

Alliance Laundry Systems LLC

Alliance Laundry Corporation

Alliance Laundry Holdings LLC

P.O. Box 990

Ripon, Wisconsin 54971-0990

Registration Statement on Form S-4 of

Alliance Laundry Systems LLC, Alliance Laundry Corporation

and Alliance Laundry Holdings LLC

Ladies and Gentlemen:

We have acted as special counsel to Alliance Laundry Systems LLC, a Delaware limited liability company (“Systems”), Alliance Laundry Corporation, a Delaware corporation (the “Corporation” and, together with Systems, the “Issuers”), and Alliance Laundry Holdings LLC, a Delaware limited liability company (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (as amended to the date hereof, the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by the Issuers of $150,000,000 aggregate principal amount of the Issuers’ 8½% Senior Subordinated Notes due 2013 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 8½% Senior Subordinated Notes due 2013 (the “Existing Notes”). The New Notes are to be issued pursuant to the Indenture dated as of January 27, 2005, among Systems (as successor to ALH Finance LLC, a Delaware limited liability company), the Corporation (as successor to ALH Finance Corporation, a Delaware corporation) and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated as of January 27, 2005 (as so supplemented, the “Indenture”), among Systems, the Corporation, the Guarantor and the Trustee. The obligations of the Issuers pursuant to the New Notes are to be guaranteed by the Guarantor pursuant to and as set forth in the Indenture (such guarantee, the “Guarantee”). The obligations of the Corporation pursuant to the New Notes are to be guaranteed by Systems pursuant to and as set forth in the Indenture (such guarantee, the “Systems Guarantee”).

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such investigations of law, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Issuers, the Guarantor and others. With your permission, for purposes of the opinion expressed herein, (a) we have assumed (i) that the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (iii) that the Indenture is valid, binding and enforceable with respect to the Trustee, and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture and (b) we have relied upon the opinion letter of even date herewith, addressed to you, of Richards, Layton & Finger, P.A., as to the matters addressed therein.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

Upon the execution and issuance of the New Notes by the Issuers and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, (2) the Guarantee of the Guarantor will constitute the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms and (3) the Systems Guarantee of Systems will constitute the valid and binding obligation of Systems, enforceable against Systems in accordance with its terms.

The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton
Debevoise & Plimpton

3